  EXHIBIT 99.1

Loop Industries Reports Second Quarter of Fiscal 2019 Consolidated Results

Announced joint venture with Indorama Ventures to manufacture and commercialize Loop’s technology

Announced multi-year supply agreement with Pepsico for Loop branded 100% sustainable plastic from Loop’s joint venture facility in the United States

Completed agreement with Gatorade to help make Gatorade Gx packaging more sustainable

Signed letter of intent with L’Oréal Group to expand Loop™ PET into cosmetics sector

Montreal, Quebec, October 10, 2018 (GLOBE NEWSWIRE) -- Loop™ Industries, Inc. (NASDAQ: LOOP) (the “Company” or “Loop”), a leading technology innovator in sustainable plastic resin and polyester, today announced financial results for its second quarter of fiscal 2019, ended August 31, 2018.

“We continued to pick up momentum throughout the second quarter by executing against Loop’s strategic business goals,” said Daniel Solomita, Loop’s Founder and CEO. “We successfully finalized a 50:50 joint venture to commercialize our breakthrough technology with Indorama Ventures, finalized a multi-year agreement with PepsiCo to supply them with Loop branded PET and have also made significant progress securing subscriptions from leading global consumer goods companies for the balance of the production capacity from our first facility. Moreover, we established new relationships that expand the breadth of sectors seeking to close the loop on their plastic, including with L’Oreal and Gatorade Gx.”

Financial Highlights	Three months ended August 31,		Six months ended August 31,
(in US dollars, except per share information)	2018	2017	2018	2017

Revenues	$-	$-	$-	$-

Research and development expenses	1,066,292	950,775	2,132,371	1,447,309
General and administration expenses	2,394,398	1,081,634	4,749,948	1,971,216
Depreciation and amortization	110,589	91,774	211,658	182,261
Interest expense	13,321	-	26,234	-
Foreign exchange (gain) loss	(46,190)	52,529	(52,271)	98,268
Total operating expenses	3,538,410	2,176,712	7,067,940	3,699,054
Net loss	$(3,538,410)	$(2,176,712)	$(7,067,940)	$(3,699,054)

Basic and diluted loss per share	$(0.10)	$(0.07)	$(0.21)	$(0.11)

Net cash used in operating activities	$1,737,562	$1,285,846	$3,908,623	$2,269,615
Net cash used in investing activities	$512,654	$112,549	$1,104,970	$168,002

Loop Industries, Inc.

Financial Results for the Second Quarter ended August 31, 2018

Loop reported a net loss of $3.5 million for the three months ended August 31, 2018 compared to a net loss of $2.2 million for the same period in the prior year. The increase in net loss is primarily due to increased general and administrative expenses of $1.3 million.

Research and development expenses remained relatively stable and amounted to $1.1 million and $1.0 million for the three months ended August 31, 2018 and 2017, respectively.

General and administrative expenses increased $1.3 million to $2.4 million, compared to $1.1 million for the same period last year. The increase was primarily due to higher employee related expenses of $0.8 million resulting from the increased number of employees as well as a retroactive compensation adjustment associated with the amended employment agreement of the CEO and higher non-cash stock-based compensation expense, in addition to higher legal fees related to commercialization efforts, and consulting and accounting fees of $0.5 million.

Net cash used in operating activities amounted to $1.7 million for the three-month period as compared to $1.3 million for the same period last year. The increase is due primarily to higher operating expenses as mentioned above.

During the three months ended August 31, 2018, the Company made capital investments of $0.5 million.

Financial Results for the Six Months Ended August 31, 2018

Net loss for the six months ended August 31, 2018 increased to $7.1 million from $3.7 million for the same period in the prior year, primarily due to increased research and development expenses of $0.7 million as well as increased general and administrative expenses of $2.8 million.

Research and development expenses for the six months ended August 31, 2018 increased $0.7 million to $2.1 million, compared to the same period in the prior year. The increase was driven primarily by higher non-cash stock-based compensation expense of $0.4 million and higher compensation expense of $0.1 million resulting from the increased number of employees.

General and administrative expenses for the six months ended August 31, 2018 increased $2.8 million to $4.7 million, compared to the same period last year. The increase was primarily due to higher employee related expenses of $1.3 million, comprised mainly of a retroactive compensation adjustment associated with the amended employment agreement of the CEO as well as non-cash stock-based compensation expense, in addition to higher legal fees related to legal proceedings and commercialization efforts, and consulting, accounting and public company related fees of

$1.3 million.

Net cash used in operating activities amounted to $3.9 million for the six months ended August 31, 2018 as compared to $2.3 million for the same period last year. The increase is due primarily to higher operating expenses as mentioned above.

During the six months ended August 31, 2018, the Company made capital investments of $1.1 million.

Liquidity

We are a pre-revenue company and our ongoing operations have been financed by raising new equity capital. We are actively evaluating financing alternatives to continue to execute our growth strategy and commercialize our disruptive technology for sustainable plastic.

Loop Industries, Inc.

Joint Venture with Indorama Ventures Public Company Limited (IVL)

In September 2018, the Company announced a joint venture with a subsidiary of IVL to manufacture and commercialize Loop’s technology to meet the growing global demand from beverage and consumer packaged goods companies for 100% sustainable recycled PET and polyester fiber. IVL, listed in Thailand (Bloomberg ticker IVL.TB), is one of the world’s leading petrochemicals producers, with a global manufacturing footprint and consolidated revenue of $ 8.4 billion in 2017. This joint-venture brings together IVL’s world-class manufacturing footprint and our proprietary science and technology with a goal of becoming a reliable world leader in the circular economy for sustainable and recycled PET resin and polyester fiber. The 50:50 joint venture will have an exclusive world-wide license to retrofit existing facilities and use Loop’s technology to produce Loop™ PET resin and polyester fiber with plans to begin commercial production in the first quarter of 2020. We expect that production from the facility will be fully subscribed by leading global consumer brands.

PepsiCo Secures Multi-Year Supply Agreement for Loop Branded 100% Sustainable Plastic

In October 2018, the Company entered into a multi-year agreement with PepsiCo that will enable them to purchase production capacity from Loop’s joint venture facility in the United States and incorporate Loop™ PET plastic, which is 100% recycled material, into its product packaging by early 2020. As one of the largest purchasers of recycled PET plastic in the consumer goods space, PepsiCo has identified Loop™ PET as a commercially viable technology to expand the amount of recycled content in its product packaging and help meet its sustainability ambitions and consumer needs. This agreement aligns with PepsiCo’s Performance with Purpose vision and highlights the company’s commitment to adopt different and creative approaches to the challenges of plastics and waste. The deal will also include a marketing and communications plan to raise awareness of the importance of recycling, sustainability and the circular economy.

Making Gatorade GX Packaging More Sustainable

In July 2018, the Company announced a new program with Gatorade, a subsidiary of PepsiCo, providing consumers a simple way to return and upcycle used Gatorade Gx pods into products of greater value using Loop’s upcycling technology. When consumers order their Gx bottle and pods on Gatorade.com, they can elect to receive the free Gx/Loop mail-back pouch, seal it once full and drop it in the mailbox. The prepaid pouch is then sent to Loop’s facility where the PET segments of each pod are deconstructed into its base monomers, purified and upcycled into new virgin quality food-grade PET.

Expansion Into Cosmetics Sector with L’Oréal

Also in July 2018, the Company announced that it had signed a letter of intent with L’Oréal Group (“L’Oréal”), the global leader in the beauty industry, setting the stage for L’Oréal to become the first major cosmetics company in the world to close the loop on their PET plastic packaging by incorporating Loop™ PET resin. Loop and L’Oréal intend to complete a definitive supply agreement for Loop™ PET resin in the United States and the European Union before the end of 2018.

Loop Industries, Inc.

About Loop Industries, Inc.

Loop’s mission is to accelerate the world’s shift toward sustainable plastic and away from our dependence on fossil fuels. Loop has created a revolutionary technology poised to disrupt the plastics industry. This ground-breaking technology decouples plastic from fossil fuels by depolymerizing waste polyester plastic to its base building blocks (monomers). The monomers are then repolymerized to create virgin-quality polyester plastic that meets FDA requirements for use in food-grade packaging. Loop™ branded polyester resin enables consumer goods companies to meet and exceed their stated sustainability goals and circular ambitions.

For more information, please visit www.loopindustries.com.

Cautionary Statements Regarding Forward-Looking Statements

This news release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. These forward-looking statements are based on our current assumptions, expectations and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties and changes in circumstances that may cause the Company’s actual results, performance or achievements, as well as the Company’s expectations regarding materiality or significance and the restatement’s quantitative effects, to differ materially from those expressed or implied in any forward-looking statement. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: commercialization of our technology and products, our need for and ability to obtain additional financing, our ability to continue as a going concern, industry competition, regulatory and other legal compliance, adverse effects on the Company’s business and operations as a result of increased regulatory, media or financial reporting issues and practices, rumors or otherwise, the volatility of the Company’s stock price and other risks described more fully in the Company’s filings with the SEC. In addition, please refer to the risk factors contained in the Company’s SEC filings, including without limitation, our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, which are available on the SEC's website at http://sec.gov. Further information on potential risks that could affect actual results will be included in other filings we make with the SEC from time to time. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements.

Any forward-looking statement speaks only as of the date hereof, and, except as required by law, the Company assumes no obligation and does not intend to update any forward-looking statement to reflect events or circumstances after the date hereof.

Contact

Frank Zitella

Chief Financial Officer and Treasurer

Loop Industries, Inc.

Tel.: 450.951.8555 ext. 223

FZitella@LoopIndustries.com

Loop Industries, Inc.

Loop Industries, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2018	2017	2018	2017

Revenue	$-	$-	$-	$-

Operating Expenses -
Research and development	1,066,292	950,775	2,132,371	1,447,309
General and administrative	2,394,398	1,081,634	4,749,948	1,971,216
Depreciation and amortization	110,589	91,774	211,658	182,261
Interest expense	13,321	-	26,234	-
Foreign exchange (gain) loss	(46,190)	52,529	(52,271)	98,268
Total operating expenses	3,538,410	2,176,712	7,067,940	3,699,054

Net Loss	(3,538,410)	(2,176,712)	(7,067,940)	(3,699,054)

Loss per share
-Basic and Diluted	$(0.10)	$(0.07)	$(0.21)	$(0.11)

Weighted average common shares outstanding
-Basic and Diluted	33,805,706	32,625,928	33,768,516	31,830,628

Loop Industries, Inc.

Loop Industries, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	August 31, 2018	February 28, 2018

Assets
Current assets
Cash	$2,917,466	$8,149,713
Other current assets	469,410	876,207
Total current assets	3,386,876	9,025,920
Property, plant and equipment, net	5,146,920	4,036,903
Intangible assets, net	409,559	332,740
Total assets	$8,943,355	$13,395,563

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$2,566,572	$1,983,072
Current portion of long-term debt	53,619	54,649
Total current liabilities	2,620,191	2,037,721
Long-term debt	987,489	1,033,777
Total liabilities	3,607,680	3,071,498

Stockholders' Equity
Total stockholders' equity	5,335,675	10,324,065
Total liabilities and stockholders' equity	$8,943,355	$13,395,563

Loop Industries, Inc.

Loop Industries, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended August 31,
	2018	2017
Cash Flows from Operating Activities
Net loss	$(7,067,940)	$(3,699,054)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	211,658	182,261
Stock-based compensation expense	2,191,139	920,373
Changes in working capital	756,520	326,805
Net cash used in operating activities	(3,908,623)	(2,269,615)

Cash Flows from Investing Activities
Additions to property, plant and equipment	(1,038,775)	(168,002)
Additions to intangible assets	(66,195)	-
Net cash used in investing activities	(1,104,970)	(168,002)

Cash Flows from Financing Activities
Repayment of long-term debt	(26,808)	-
Proceeds from sales of common shares and exercise of warrants, net of share issuance costs	-	7,039,354
Repayment of advances from majority stockholder	-	(249,762)
Stock subscriptions	-	54,780
Net cash (used) provided by financing activities	(26,808)	6,844,372

Effect of exchange rate changes	(191,846)	60,409
Net change in cash	(5,232,247)	4,467,164
Cash, beginning of period	8,149,713	916,487
Cash, end of period	$2,917,466	$5,383,651